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August 18, 1995



James R. Baker
7604 Alister Mackenzie Drive
Sarasota, FL 34240

Dear Jim:

This letter is written to confirm your acceptance of Digi International's offer to hire you as Vice President of Technology & Standards, commencing October 1, 1995. As such, you would become an executive officer of Digi International Inc., with a direct line of reporting responsibility to me.

Your base pay is an annual salary of $125,000. You will also be eligible for cash bonuses, as described below, in an amount up to 100% of your base salary, contingent upon Digi International Inc., meeting budgeted net sales and after-tax earnings targets.

You will receive a stock option for 30,000 shares of Digi Common Stock, vesting over five years, having an exercise price equal to the closing sale price on your first day of employment.

For fiscal 1996 you will be paid an additional $75,000, payable in $25,000 installments of December 31, 1995, March 31, 1996 and June 30, 1996, which amount will be a guaranteed bonus payment and will be credited against the amount of bonus that would otherwise be payable for fiscal 1996.

If the Digi International Inc. targets are 100% achieved for both net sales and after-tax earnings for fiscal 1996, you will be entitled to a bonus of $125,000. If the Digi International Inc. targets are less than 80% achieved for either net sales or after-tax earnings for fiscal 1996, you will not be paid a bonus for fiscal 1996 (other than the $75,000 guaranteed bonus payment). If the Digi International Inc. targets for both net sales and after-tax earnings are achieved by at least 80%, but for either measure by less than 100%, you will be entitled to as percentage of $125,000 equal to the smaller of the percentage of net sales or after-tax earnings that were achieved.

Digi International will reimburse you for all reasonable documented expenses relating to your relocation. Digi International will also cover all reasonable documented expenses relating to trips that you and your wife take from Florida to the Twin Cities area for house hunting and other purposes related to your relocation. Digi will also cover the cost of temporary housing in both Florida and the Twin Cities as needed and as I approve.


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James R. Baker
Page 2


Relocation expenses to be borne by Digi would generally not include any costs, fees, losses or expenses associated with the sale or purchase of a residence, except that Digi will pay a customary brokerage commission on the sale of your present primary residence and closing costs associated with the purpose of your new residence. Your reimbursement for closing costs and interim living expenses will be grossed-up for tax purposes.

I am delighted that you have decided to join Digi and look forward to working with you.


Very truly yours,



/s/ Ervin F. Kamm, Jr.
President and Chief Executive Officer






Accepted:


______________________________          _____________________
/s/James R. Baker                       Date